SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 10, 2017 (February 9, 2017)

Date of Report

(Date of Earliest Event Reported)

Synovus Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10312	58-1134883
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 649-2311

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2017, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Synovus Financial Corp. (“Synovus”) took several actions impacting the compensation arrangements of Synovus’ executive officers.

Annual Incentive Plan. The Compensation Committee approved the executive annual incentive plan for 2017. For 2017, the approved formulaic annual performance goals are based 60% on core earnings, 20% on adjusted pre-provision net revenue and 20% on adjusted efficiency ratio. In addition, the Committee approved discretionary adjustment factors to include quality of earnings, quality of loan growth (including consideration of concentration limits), quality of deposit growth, expense management, single bank conversion, credit quality (including the non-performing assets ratio, nonperforming loans ratio and net charge-off ratio), financial impact of strategic investments, external factors (including the impact of Federal Reserve rate increases vs. budget assumptions), regulatory compliance, risk management, total shareholder return and individual performance. The Committee also established the following individual award targets as a percentage of base salary for each named executive officer, respectively, for 2017:

Named Executive Officer	Title	2017 Award Target
Kessel D. Stelling	Chairman, Chief Executive Officer and President	125%
Kevin S. Blair	Executive Vice President and Chief Financial Officer	75%
Allen J. Gula, Jr.	Executive Vice President and Chief Operations Officer	70%
Allan E. Kamensky	Executive Vice President, General Counsel and Secretary	60%
Bart Singleton	Executive Vice President and President, Financial Management Services	60%

The actual payout can range from 0% to 150% of the award target based upon Synovus’ performance results for 2017 compared to the performance goals and the Committee’s evaluation of the discretionary factors. The awards, which are Cash-Based Awards under the Company’s 2013 Omnibus Plan, will also be limited based on a 2017 core earnings goal established by the Compensation Committee to fund the awards and ensure deductibility.

Long-Term Incentive Awards. The Compensation Committee also granted Synovus’ executive officers, including its named executive officers, long-term incentive awards effective February 9, 2017.

The performance stock unit awards (“PSUs”) granted to Synovus executive officers, including its named executive officers, include both a service vesting and a performance vesting requirement. Under the service vesting component, the PSUs vest 100% after three years of service. Under the performance vesting component, Synovus’ weighted average return on average assets is measured over a three-year performance period. The actual payout of the PSUs can range from 0% to 150% of the target amount based upon Synovus’ weighted average return on average assets during the performance period compared to the performance objectives approved by the Compensation Committee.

The Compensation Committee also granted market restricted stock unit awards (“MRSUs”) to Synovus executive officers, including its named executive officers. The MRSUs have a service-based vesting component as well as a Total Shareholder Return Multiplier. Under the service-based vesting component, the MRSUs vest 1/3 each year over a three-year period subject to each executive’s continued employment with Synovus. Under the Total Shareholder Return Multiplier, the “target” amount of MRSUs which vest each year will be adjusted upward or downward 25% based upon Synovus’ total shareholder return during each year.

Both the PSUs and MRSUs are subject to a Risk-Based Modifier, which can reduce the payouts of outstanding awards if future results suggest that risk was not properly considered in achieving the results on which the number of units awarded were based. The Compensation Committee will consider if reductions are warranted if any of the following occur during the vesting period: Synovus or a line of business experiences a material loss, Synovus or an individual executive fails to comply with risk policies or properly address risk concerns, or if regulatory capital falls below regulatory capital requirements.

The Compensation Committee granted the following awards to the named executive officers, respectively:

Named Executive Officer	Number of PSUs	Number of MRSUs
Kessel D. Stelling	30,041	30,041
Kevin S. Blair	12,017	12,017
Allen J. Gula, Jr.	5,408	5,408
Allan E. Kamensky	3,365	3,365
Bart Singleton	3,365	3,365

Base Salary. The Committee also increased Mr. Stelling’s base salary from $995,000 to $1,125,000, effective February 9, 2017.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Synovus has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOVUS FINANCIAL CORP. (“Synovus”)

Dated: February 10, 2017	By:	/s/ Allan E. Kamensky
Allan E. Kamensky
Executive Vice President, General Counsel and Secretary